EPOCH’S BOARD OF DIRECTORS
DECLARES SPECIAL CASH DIVIDEND

NEW YORK--(BUSINESS WIRE)--November 16, 2009--Epoch Holding Corporation ("Epoch" or the "Company") (Nasdaq:  EPHC), today announced that its Board of Directors declared a special cash dividend of $0.30 per share on the Company's common stock, payable on December 15, 2009 to stockholders of record at the close of business on November 30, 2009.  The aggregate dividend payment will total approximately $6.7 million based on the number of shares of common stock currently outstanding.

 “As a result of our strong cash position and debt free balance sheet, the Board determined to pay our shareholders a special dividend at this time,” stated William Priest, Chief Executive Officer.  Mr. Priest added, “This dividend represents a small portion of the Company’s cash balances, the remainder of which will be maintained and deployed to achieve client objectives, develop our business, and provide a reserve for any unstable economic conditions.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line of business. Headquartered in New York, the Company's current product offerings include U.S. All Cap Value; U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. Choice; International Small Cap; Global Small Cap; Global Choice; Global Equity Shareholder Yield; and Global Absolute Return.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc. 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com.

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2009.   Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:
Phil Clark, 212-303-7210, pclark@eipny.com